UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WORKHORSE GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Workhorse Hosts Webcast to Answer Stockholder Questions

Reiterates Confidence in Path Forward and Commitment to Stockholder Value Creation

Strongly Urges Stockholders to Vote FOR Proposal to Increase Number of Authorized Shares TODAY

CINCINNATI – August 25, 2023 – Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”), an American technology company focused on pioneering the transition to zero emission commercial vehicles, yesterday, held a webcast to answer stockholder questions in advance of the Company’s upcoming Special Meeting scheduled for August 28, 2023. A replay of the webcast will be available on www.VoteWKHS.com.

The webcast included a question-and-answer session during which Workhorse Chief Executive Officer, Rick Dauch, and Workhorse Chief Financial Officer, Bob Ginnan, answered questions covering topics including rationale for the share authorization proposal, intended use for these funds, confidence in the Company’s financial targets, EV and Aero production and development plans and corporate governance.

Highlights from the webcast include the following commentary from management:

Workhorse’s intended use for the proceeds raised from the share issuance…

“We need additional capital to fund our next phase of execution. From a position of strength, we’re exploring several financing options. Those options will only be available to us if shareholders vote FOR the proposal. Primarily, we will use the proceeds to expand and advance our product roadmaps, continue to support our Aero business as it goes into production and continue to invest in supplier tooling and assembly equipment as we move into production of the W56.” - Rick Dauch

The plan for value creation…

“Simply put, we need our stockholders to help us build a bridge to long-term growth and stockholder value. We need to be able to issue shares to get financing so we can fund our execution and our growth plans. We’re confident the important work underway and the progress we are making across our EV portfolio will deliver value to shareholders over the long-term.” – Bob Ginnan

Workhorse’s plans to achieve 2023 revenue guidance…

“We have three clear, actionable priorities for the remainder of the year. Secure the HVIP voucher process in California - that is a critical enabler for us; sell the W4 CCs - based on input from dealer meetings we’ve had the last few weeks, we think we can do so; and ramp up W750 production.” – Rick Dauch

The Company’s belief in selling every truck it makes…

“I believe that [we can sell every truck we make]. I say that not based on my opinion or dream, but based on the feedback we’re getting from our dealers.” – Rick Dauch

Why stockholders should vote FOR the proposal…

“We’re on the precipice of success here at Workhorse. The market shift to EV is coming. It is coming slower that we thought or than anybody forecasted, and we need your help to extend our runway to get there. If you look at the CARB rules and the clean fleet rules specifically, by 2030 50% of all the Class 4-6 step van vehicles will be EV. We are positioning ourselves to ride that wave.” – Rick Dauch

THE TIME IS NOW - VOTE TODAY TO SUPPORT WORKHORSE’S PLANS FOR GROWTH AND VALUE CREATION

The Special Meeting is scheduled to be held on August 28, 2023. Workhorse stockholders of record at the close of business on July 10, 2023 (the “Record Date”), are entitled to vote at or in advance of the special meeting. Workhorse stockholders can visit www.VoteWKHS.com for additional information on the upcoming Special Meeting and proposal.

Holders of a majority of ALL our shares of common stock are required to vote in favor of this proposal for it to be approved. Because of this, it is imperative that every stockholder who wants Workhorse to be able to achieve the goals described above vote their shares FOR the proposal today.

Please follow the instructions shown on the proxy card or voting instruction form to vote your shares today. You can vote online or by phone until 11:59 P.M. ET on August 27, 2023. Or you can sign and mail in your proxy card.

Stockholders who have questions or need assistance voting your shares, please contact Morrow Sodali, Workhorse’s proxy solicitor:

Phone: 800-607-0088

wkhs.info@investor.morrowsodali.com

About Workhorse Group Inc.

Workhorse is a technology company focused on providing ground and air-based electric vehicles to the last-mile delivery sector. As an American original equipment manufacturer, we design and build high performance, battery-electric trucks and drones. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

FORWARD LOOKING STATEMENTS

This communication contains certain forward-looking statements within the meaning of federal securities laws with respect to Workhorse Group Inc. (the “Company”), including statements relating to the amendment of our Articles of Incorporation in Nevada and its potential impact on the Company’s ability to obtain financing, build its offerings of commercial electrical vehicles, expand its aerospace business, and capture additional avenues for growth. Forward-looking statements are predictions, projections, and other statements about future events based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: changes in voting and the actual vote counts on the day of the annual meeting; the availability of and need for capital; and the factors, risks and uncertainties regarding the Company’s business described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 15, 2023. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact:

Aaron Palash / Greg Klassen

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

949-574-3860

WKHS@gateway-grp.com